EXHIBIT 99.1

Meridian Resource Announces Second Quarter 2009 Financial Results

HOUSTON, Aug. 6, 2009 (GLOBE NEWSWIRE) -- The Meridian Resource Corporation (NYSE:TMR) today announced its second quarter 2009 financial and operational results. A summary of the quarter's results are:

 -- Production totaled 3.4 Bcfe, or an average of 38 Mmcfe per day
 -- Oil & Gas Revenues totaled $22.7 million
 -- Lease Operating Expense totaled $4.6 million
 -- Depletion and Depreciation totaled $9.4 million
 -- General & Administrative Expense totaled $4.3 million
 -- Discretionary Cash Flow totaled $8.8 million

Production

Production volumes for the second quarter of 2009 totaled 3.4 billion cubic feet of gas equivalent ("Bcfe"), or an average of 38 million cubic feet of natural gas equivalent per day ("Mmcfe/d") compared to 3.6 Bcfe or 40 Mmcfe per day for the second quarter of 2008. Sequentially, production is up slightly compared to the average daily production of 37 Mmcfe/d in the first quarter of 2009. Meridian has been able to maintain a relatively even level of production for the past several quarters despite the fact that capital spending for revenue generating projects was greatly reduced in the first and second quarters of this year. Currently production is approximately 35 Mmcfe per day.

Oil and Gas Revenues

Oil and gas revenues (which include the effects of the Company's oil and gas hedging activities) for the second quarter of 2009 totaled $22.7 million, compared to $46.5 million for the second quarter of 2008. The variance between the two periods for oil and gas revenues is due primarily to the marked decreases in realized commodity prices in addition to the reduced level of production referenced above. Natural gas prices decreased between the periods from $11.09 per Mcf in the second quarter of 2008 to $4.85 per Mcf for the same period in 2009. Crude oil prices decreased from $98.96 per barrel in the second quarter of 2008 to $55.09 per barrel in the same period in 2009. Sequentially, oil and gas revenues are up slightly compared to $22.1 million in the first quarter of 2009.

Lease Operating Expenses

Lease operating expenses for the second quarter of 2009 were $4.6 million, down $2.5 million or 35%, compared to $7.2 million for the second quarter of 2008. Sequentially, lease operating expenses were flat compared to $4.6 million in the first quarter of 2009. After taking into account onetime costs in both the first and second quarter of this year for a "no claims" insurance refund, bonus expense and retention bonuses for field personnel, the Company reduced its lease operating cost by approximately $400,000 between the two quarters. This drop in costs between the first and second quarter of this year reflects a portion of the previously announced annualized reduction in field expenses of $3 million. Since the fourth quarter of 2008, Meridian has had a 12% reduction in quarterly lease operating cost. Excluding onetime charges, the quarterly lease operating expense for the Company has decreased from approximately $5.1 million in Q4 2008, to approximately $4.9 million in Q1 2009, and approximately $4.5 million in Q2 2009. Further reductions in normal lease operating cost in the coming quarters are anticipated. Lease operating expenses for the first six months of 2009 were down by $4 million, or 30% compared to the same period last year due primarily to reduced labor costs, saltwater disposal fees, fuel and compression charges, platform and facility charges and lower insurance costs.

Depletion and Depreciation

Depletion and depreciation for the second quarter of 2009 was $9.4 million down $8.5 million or 48% compared to $17.9 million for the second quarter of 2008. On a per Mcfe basis, depletion and depreciation for the second quarter was $2.72 per Mcfe compared to $4.91 per Mcfe for the second quarter of 2008. The difference between the two periods is due primarily to the ceiling test write downs taken by the Company in the fourth quarter of 2008 and the first quarter of 2009. Sequentially, depreciation and depletion expense was also down by 20% compared to $11.8 million in the first quarter of 2009. The difference between the quarters is primarily due to the ceiling test write down taken in the first quarter.

General and Administrative Expenses

General and administrative expenses for the second quarter of 2009 were $4.3 million compared to $5.2 million for the second quarter of 2008. Sequentially, general and administrative expenses were up by $900 thousand, compared to $3.4 million in the first quarter of 2009. The increase in general and administrative expenses between the periods was primarily due to the fact that the Company greatly reduced its capital spending program between the first and second quarter (see detail below). As a result of this, a portion of the salaries and payroll burdens of the employees and contractors working on those capital projects were no longer being capitalized. However, overall costs (both capitalized and non-capitalized) have been significantly reduced. This is primarily the result of an approximate 60% reduction in Meridian's workforce since the first of the year. The total general and administrative expense for the company (capitalized and non-capitalized) has moved from approximately $8.0 million in Q4 2008, to approximately $5.9 million in Q1 2009, to approximately $4.3 million in Q2 2009. Meridian anticipates further reductions in general and administrative expenses in the coming quarters.

Capital Expenditures

Capital expenditures by the company have been greatly curtailed in the past few quarters. After adjusting for capitalized general and administrative cost and onetime events, capital expenditures have moved from approximately $19.1 million in Q4 2008, to approximately $8.3 million in Q1 2009, to approximately $2.6 million in Q2 2009. Unadjusted capital expenditures for the first six months of 2009 were $12 million compared to $63 million for the first six months of 2008. Although Meridian continues to spend some capital for plugging some older wells, as required by state and lease obligations, the decrease in capital expenditures between the periods was due to the significant reduction in drilling projects.

Discretionary Cash Flow

Discretionary cash flow for the second quarter of 2009 was $8.8 million, compared to $20.9 million for the second quarter of 2008. The variance between the two periods was due primarily to reduced realized prices. Sequentially, discretionary cash flow is down by approximately $1.8 million compared to $10.6 million for the first quarter of 2009. The difference between these two periods is due primarily to the costs of the Triton rig (which the company owns and is operated by Orion Drilling) and the Orion Taurus rig which Meridian has under contract. After the Company discontinued its drilling program in East Texas earlier this year, the Triton rig and the Taurus rig were farmed out to other companies at a discount to their contracted day rate. Meridian has the obligation to pay the difference between the contracted rate and the lower market rate that rigs of this type are currently commanding. During the second quarter, this amounted to approximately $1.8 million. Meridian is currently negotiating with Orion and CIT (our rig lender) to minimize these contractual obligations.

Net Income / (Loss)

The Company had a net loss to common shareholders for the second quarter of 2009 of $1.5 million or ($0.016) per diluted common share, compared to a net income of $800 thousand, or $0.009 per share for the second quarter of 2008. The variance between the two periods was due primarily to the previously discussed lower commodity prices and the new expense associated with the Company's rig contracts offset in part by lower lease operating costs, lower general and administrative costs and lower depletion and depreciation expense.

Liquidity Update

As previously announced, the Company's borrowing base was redetermined by our bank group earlier this year. Fortis Capital Corp., the administrative agent for the bank group, notified the Company that its borrowing base had been reduced from $95 million to $60 million, resulting in a borrowing base deficiency of $35 million. The borrowing base was lowered due primarily to the reduction in borrowing capacity attributable to the value of Meridian's oil and gas properties as a result of precipitous declines in commodity prices. Under the terms of the current credit facility agreement, the Company had 90 days from the April 30, 2009 effective date of the redetermination to cure the borrowing base deficiency. Accordingly, a $35 million payment to our bank group for the borrowing base deficiency was due July 29, 2009. As per the SEC 8K filing on August 4, 2009, the Company stated that it does not currently have sufficient cash available to repay the deficiency and, consequently, we failed to pay such amount when due and are in default under the Credit Facility for such failure. Meridian is currently in discussions with its bank group regarding the deficiency and default. These discussions deal with providing additional security, obtaining waivers on the current events of default that have been previously disclosed, and on a forbearance agreement that would allow Meridian more time to execute potential solutions for the deficiency.

Conference Call Information

Meridian invites you to listen to its conference call which will discuss the Company's financial and operational results on Thursday, August 6, 2009 at 2:00 p.m. Central time. To participate in this conference call, dial 800-510-0219 (US/Canada) or 617-614-3451 (International) five to ten minutes before the scheduled start time and reference Conference ID #44876634. The conference call will be webcast and can be accessed on the Company's website at www.tmrc.com. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 888-286-8010 (US/Canada) or 617-801-6888 (International) and referencing Conference ID #43525363.

Non-GAAP Financial Measure

In this press release, we refer to a non-GAAP financial measure we call "discretionary cash flow." As used herein, discretionary cash flow represents net income plus depletion and depreciation, deferred taxes and other non-cash items included in the Consolidated Statements of Operations prepared in accordance with GAAP. Management believes this measure is a financial indicator of our Company's ability to internally fund capital expenditures and service outstanding debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration, exploitation, acquisition and development of oil and natural gas in Louisiana, Texas, and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR".

Safe Harbor Statement and Disclaimer

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2008.

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           THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                         SUMMARY OPERATIONS DATA
       (In thousands, except prices and per share data, Unaudited)

                                     Q2-09    Q2-08
                                    ----------------  ----------------
                                      Three Months        Six Months
                                          Ended             Ended
                                    ----------------  ----------------
                                    Jun 30,  Jun 30,  Jun 30,  Jun 30,
                                     2009     2008     2009     2008
                                    -------  -------  -------  -------
 Production:
 Oil (Mbbl)                             231      188      430      372
 Natural Gas (Mmcf)                   2,058    2,516    4,205    5,142
 Mmcfe                                3,444    3,645    6,784    7,376
 Mmcfe (Daily Rate)                    37.9     40.1     37.5     40.5

 Average Prices:
 Oil (per Bbl)                      $ 55.09   $98.96   $50.71   $93.00
 Natural Gas (per Mcf)                 4.85    11.09     5.48     9.79
  Per Mcfe                             6.59    12.77     6.61    11.52

 Oil and Natural Gas Revenues       $22,710  $46,534  $44,819  $84,982
 Lease Operating Expenses             4,617    7,154    9,246   13,224
  Per Mcfe                             1.34     1.96     1.36     1.79
 Depletion and depreciation           9,371   17,886   21,134   35,628
  Per Mcfe                             2.72     4.91     3.12     4.83
 Severance and Ad Valorem Taxes       1,989    2,996    3,624    5,574
  Per Mcfe                             0.58     0.82     0.53     0.76
 General and Administrative Expense   4,287    5,215    7,656    9,290
  Per Mcfe                             1.24     1.43     1.13     1.26
 Interest Expense                     1,495    1,372    3,129    2,523
  Per Mcfe                             0.43     0.38     0.46     0.34

 Discretionary Cash Flow (1)         $8,824  $20,880  $19,402  $46,107
  Per Mcfe                             2.56     5.73     2.86     6.25

 Net Earnings Applicable to         ($1,462)    $839 ($62,423)  $4,402
 Common Stockholders

 Per Common Share (Basic)            ($0.02)   $0.01  ($ 0.68)   $0.05
 Per Common Share (Diluted)          ($0.02)   $0.01  ($ 0.68)   $0.05

 (1) See accompanying table for a reconciliation of discretionary cash flow to net cash provided by operating activities as defined by GAAP.

        THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF OPERATIONS
           (In thousands, except per share, Unaudited)

                                  Q2-09    Q2-08
                                ------------------  ------------------
                                   Three Months         Six Months
                                       Ended               Ended
                                ------------------  ------------------
                                 Jun 30,   Jun 30,   Jun 30,   Jun 30,
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Revenues:
 Oil and natural gas             $22,710   $46,534   $44,819   $84,982
 Interest and other                  (21)      109         2       202
                                --------  --------  --------  --------
 Total revenues                   22,689    46,643    44,821    85,184
                                --------  --------  --------  --------

 Operating costs and expenses:
 Oil and natural gas operating     4,617     7,154     9,246    13,224
 Severance and ad valorem taxes    1,989     2,996     3,624     5,574
 Depletion and depreciation        9,371    17,886    21,134    35,628
 General and administrative        4,287     5,215     7,656     9,290
 Accretion expense                   554       531     1,077     1,098
 Contract settlement                  --     9,894        --     9,894
 Rig Expense                       1,839        --     1,839        --
 Impairment of long-lived
  assets                              --        --    59,539        --
                                --------  --------  --------  --------

 Total operating costs and
  expenses                        22,657    43,676   104,115    74,708
                                --------  --------  --------  --------

 Earnings before interest and
  income taxes                        32     2,967   (59,294)   10,476

 Other expenses:
 Interest expense                  1,495     1,372     3,129     2,523
 Taxes on income:
  Current                             (1)      (96)       --        11
  Deferred                            --       852        --     3,540
                                --------  --------  --------  --------

 Net Earnings applicable to
  common stockholders            ($1,462)     $839  ($62,423)   $4,402
                                ========  ========  ========  ========

 Net Earnings per share:
  - Basic                         ($0.02)    $0.01    ($0.68)    $0.05
                                ========  ========  ========  ========
  - Diluted                       ($0.02)    $0.01    ($0.68)    $0.05
                                ========  ========  ========  ========

 Weighted average common shares
  outstanding:
  - Basic                         92,460    91,387    92,455    90,372
  - Diluted                       92,460    94,501    92,455    94,901

          THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
                           (In thousands)

                                          June 30, 2009   Dec. 31, 2008
                                          -------------   -------------
 ASSETS                                    (unaudited)
 ------

 Cash and cash equivalents                       $3,683         $13,354
 Restricted cash                                     67           9,971
 Other current assets                            21,297          28,719
                                          -------------   -------------
  Total current assets                           25,047          52,044
                                          -------------   -------------

 Property, equipment and other assets           182,725         252,531
                                          -------------   -------------
  Total assets                                 $207,772        $304,575
                                          =============   =============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------

 Current liabilities                           $130,949        $161,296

 Long-term debt, net of current
  maturities                                         --              --

 Other liabilities                               21,661          20,768

 Common stockholders' equity                     55,162         122,511
                                          -------------   -------------
  Total liabilities and stockholders'
   equity                                      $207,772        $304,575
                                          =============   =============

          THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
        SUPPLEMENTAL DISCLOSURE OF NON-GAAP FINANCIAL MEASURES
                       (In thousands, Unaudited)

                                     ----------------  ----------------
                                       Three Months       Six Months
                                           Ended             Ended
                                     ----------------  ----------------
                                     Jun 30,  Jun 30,  Jun 30,  Jun 30,
                                      2009     2008     2009     2008
                                     -------  -------  -------  -------
 Reconciliation of Discretionary
  Cash Flow to Net Cash Provided By
  Operating Activities:

 Discretionary Cash Flow              $8,824  $20,880  $19,402  $46,107
 Adjustments to reconcile
  discretionary cash flow to net
  cash provided by operating
  activities:
   Net changes in working capital
                                      (8,111)   2,037   (9,934)    (424)
                                     -------  -------  -------  -------
 Net Cash Provided By Operating
  Activities                            $713  $22,917   $9,468  $45,683
                                     =======  =======  =======  =======

                   THE MERIDIAN RESOURCE CORPORATION
                        Summary of Natural Gas
                                  and
                       Crude Oil Hedge Positions

                     Natural Gas Costless Collars
                     ----------------------------

                       Contracted         Floor          Ceiling
      Contract           Volume           Price           Price
       Period         (Mmbtu/Qtr)       ($/Mmbtu)       ($/Mmbtu)
    -------------    --------------   -------------    -------------
      Q2 - `09          660,000           $7.75           $10.99
      Q3 - `09          570,000           $7.75           $11.02
      Q4 - `09          520,000           $7.76           $11.02

                      Crude Oil Costless Collars
                      --------------------------

                       Contracted          Floor          Ceiling
      Contract           Volume            Price           Price
       Period          (Bbls/Qtr)         ($/Bbl)         ($/Bbl)
   --------------    -------------    -------------    -------------
     Q2 - `09           31,000            $80.16          $114.96
     Q3 - `09           26,000            $79.81          $114.38
     Q4 - `09           22,000            $80.00          $114.99

CONTACT:  Meridian Resource Corporation
          Lance L. Weaver
          (281) 597-7125
          lweaver@tmrx.com
          www.tmrc.com